 News Release

For Information Contact:

Jerald K. Dittmer, Vice President and CFO (563) 264-7400

Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 264-7406

HNI Corporation Reaffirms Negative Steel Impact for Fourth Quarter - Fiscal 2004

MUSCATINE, IA (December 20, 2004) - HNI Corporation (NYSE:HNI) reaffirmed today, as indicated in its October 21, 2004, third quarter news release, higher steel and other material costs will have a negative impact on gross profit of $8-$10 million in the fourth quarter.

"Although our core business and top line growth remain strong, gross profits continue to be negatively impacted by rising steel and other material costs.  We have completed steel negotiations for 2005 and our new contract rates reflect the overall upward movement in steel prices," said Stan A. Askren, Chairman, President and CEO.  "In addition to our ongoing cost reduction initiatives, we will be implementing additional price increases, starting now, through April 1, 2005, to mitigate the impact of higher material costs.  However, our gross profit levels will continue to be negatively impacted through early 2005, until the price increases are in full effect."

The Company continues to implement its strategy of creating long-term shareholder value by growing its business through aggressive investment in building brands, enhancing its strong member-owner culture and remaining focused on building best total cost through its rapid continuous improvement programs.

HNI Corporation provides products and solutions for the home and workplace environments and is the second largest office furniture manufacturer in the United States.  HNI Corporation is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces.  The company's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Heatilator®, Heat-N-Glo®, Quadra-Fire®, and Fireside Hearth & HomeTM have leading positions in their markets. HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness. By doing so, the company was recognized for the sixth consecutive year as one of the 400 Best Big Companies in America by Forbes Magazine in 2004, and one of America's Most Admired Companies in the furniture industry by Fortune Magazine in 2004.  HNI Corporation's common stock is traded on the New York Stock Exchange under the symbol HNI.  More information can be found on the Company's website at www.hnicorp.

Forward-looking Statements

Statements in this news release that are not strictly historical, including statements as to plans, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results.  These risks include, among others: the Company's ability to realize financial benefits (a) from its price increases, (b) from its cost containment and business simplification initiatives, (c) from its investments in strategic acquisitions, new products and brand building, (d) from its investments in distribution and rapid continuous improvement and (e) from its repurchases of common stock; uncertainty related to the availability of cash to fund future growth; lower than expected demand for the Company's products due to uncertain political and economic conditions; lower industry growth than expected; uncertainty related to disruptions of business by terrorism or military action; competitive pricing pressure from foreign and domestic competitors; higher than expected costs and lower than expected supplies of materials (including steel and other materials); and other factors described in the Company's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.

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